EXHIBIT 99.2

STRATA Skin Sciences Announces Acquisition of the U.S. Dermatology Business of Ra Medical Systems

•	Positions STRATA as the predominant provider of excimer laser treatments to address the $6 billion U.S. market for the treatment of chronic skin diseases
•	Delivers added long-term recurring revenue growth potential and prospective customer base
•	Increases competitive positioning with more than 400 U.S. dermatology practices

Horsham, Pa, August 16, 2021 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced the acquisition of the U.S. dermatology business of Ra Medical.

The transaction immediately provides STRATA with the opportunity to market its full business solution to Ra Medical’s existing customer base of 400 dermatology practices, thus making way for STRATA to substantially increase its recurring revenue base in the future. It also provides a highly synergistic path to gain additional placements for STRATA’s XTRAC excimer laser system.

“As we sought opportunities to further drive our commercial growth through both organic and inorganic opportunities, Ra Medical's Pharos dermatology business stood out as an ideal fit, as the only other significant provider of excimer laser solutions available to the U.S. market for treating chronic skin diseases,” said Robert J. Moccia, Chief Executive Officer of STRATA Skin Sciences. “This transaction’s advantages include an opportunity to increase our current installed base by more than 40% as we welcome Ra Medical’s customers to our platform. Going forward, as we continue to prioritize commercial execution, we anticipate that there will be sufficient migration of the existing Ra Medical customers to our recurring business model, to positively impact our short and long-term growth.”

“In addition, we gain a sophisticated pipeline of potential customers with expired contracts. These dermatologists are already familiar with the benefits of excimer treatments and have a current patient base, reducing the standard startup time and training normally associated with onboarding new customers.

“Lastly, we expect to see an increase in our service contract revenue, as we successfully renew expiring service contracts,” concluded Moccia.

Under the terms of the agreement, STRATA will acquire Ra Medical’s dermatology business in an asset transaction for consideration consisting of an upfront cash payment of approximately $3.7 million for certain assets and the assumption of estimated customer warranty and service agreement liabilities and other assumed liabilities. The Company also signed a services agreement to cover services to be provided by Ra Medical.

Ra Medical’s Pharos excimer laser system is FDA-cleared and used as a tool in the treatment of chronic skin diseases, including psoriasis, vitiligo, atopic dermatitis and leukoderma. Ra Medical’s U.S. customer base includes more than 280 active service contract customers and approximately 150 currently inactive accounts.  STRATA will provide the opportunity to the current Pharos customers to join the over 850 dermatology partner under the XTRAC recurring business model.

“STRATA is a great home for our dermatology partners,” said Will McGuire, Chief Executive Officer and Director of Ra Medical. “Their sole focus on the dermatology market and significant investment in supporting dermatologists, as well as patients seeking treatment for chronic skin diseases, made this a logical next step for both of our businesses.”

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® and Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to migrate customers from the Pharos system to XTRAC and to execute new service agreements to at least portions of the Pharos user base, to generate the growth in its core business, including transitioning capital equipment purchasers into recurring revenue users, to integrate the Pharos service business into the Company’s field service offering, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Leigh Salvo
(415) 937-5404
ir@strataskin.com